UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*


                                  OpenTV Corp.
                                  -----------
                                (Name of Issuer)


                      Class A ordinary shares, no par value
                      -------------------------------------
                         (Title of Class of Securities)


                                    G6754310
                                    --------
                                 (CUSIP Number)


                                December 31, 2003
                                -----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|      Rule 13d-1(b)

    |X|      Rule 13d-1(c)

    |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


================================================================================

CUSIP No. G6754310                                            Page 2 of 10 Pages
                                                                   -    --
================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Time Warner Inc.
                            13-4099534

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       a |_|
                                                                  b |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware

================================================================================
================================================================================

                          5         SOLE VOTING POWER                      0
  NUMBER OF
   SHARES                 --------- --------------------------------------------
BENEFICIALLY              --------- --------------------------------------------
  OWNED BY
    EACH                  6         SHARED VOTING POWER            2,540,193 (1)
  REPORTING
   PERSON                 --------- --------------------------------------------
    WITH                  --------- --------------------------------------------

                          7         SOLE DISPOSITIVE POWER                 0

                          --------- --------------------------------------------
                          --------- --------------------------------------------

                          8         SHARED DISPOSITIVE POWER       2,540,193 (1)
================================================================================
================================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
            PERSON                                                 2,540,193 (1)
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*          |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)         2.9% (1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                             HC

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1 Calculated pursuant to Rule 13d-3(d). The percentage is based on the number of shares of Class A ordinary shares of OpenTV Corp. ("OpenTV") outstanding on September 30, 2003 as reported in OpenTV's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The 2,540,193 Class A ordinary shares include 1,429,372 shares held by America Online, Inc., a wholly owned direct subsidiary of Time Warner Inc., and 1,110,821 shares held by TWI-OTV Holdings Inc., a wholly owned indirect subsidiary of Time Warner Inc.

                                  SCHEDULE 13G


================================================================================

CUSIP No. G6754310                                            Page 3 of 10 Pages
                                                                   -    --
================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            America Online, Inc.
                            54-1322110

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         a |_|
                                                                    b |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

================================================================================
================================================================================

                            5         SOLE VOTING POWER                    0
  NUMBER OF
   SHARES                   --------- ------------------------------------------
BENEFICIALLY                --------- ------------------------------------------
  OWNED BY
    EACH                    6         SHARED VOTING POWER          1,429,372 (1)
  REPORTING
   PERSON                   --------- ------------------------------------------
    WITH                    --------- ------------------------------------------

                            7         SOLE DISPOSITIVE POWER               0

                            --------- ------------------------------------------
                            --------- ------------------------------------------

                            8         SHARED DISPOSITIVE POWER     1,429,372 (1)
================================================================================
================================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
            PERSON                                                 1,429,372 (1)
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*      |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)           1.6% (1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                       CO

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


1 Calculated pursuant to Rule 13d-3(d). The percentage is based on the number of shares of Class A ordinary shares of OpenTV outstanding on September 30, 2003 as reported in OpenTV's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

                                  SCHEDULE 13G


================================================================================

CUSIP No. G6754310                                            Page 4 of 10 Pages
                                                                   -    --
================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Historic TW Inc.
                            13-3527249

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        a |_|
                                                                   b |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                   Delaware

================================================================================
================================================================================

   NUMBER OF                5         SOLE VOTING POWER                    0
    SHARES
 BENEFICIALLY               --------- ------------------------------------------
   OWNED BY                 --------- ------------------------------------------
     EACH
   REPORTING                6         SHARED VOTING POWER          1,110,821 (1)
    PERSON
     WITH                   --------- ------------------------------------------
                            --------- ------------------------------------------

                            7         SOLE DISPOSITIVE POWER               0

                            --------- ------------------------------------------
                            --------- ------------------------------------------

                            8         SHARED DISPOSITIVE POWER     1,110,821 (1)
================================================================================
================================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
            PERSON                                                 1,110,821 (1)
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*         |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          1.3% (1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                             HC

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





1 Calculated pursuant to Rule 13d-3(d). The percentage is based on the number of shares of Class A ordinary shares of OpenTV outstanding on September 30, 2003 as reported in OpenTV's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

                                  SCHEDULE 13G


================================================================================

CUSIP No. G6754310                                            Page 5 of 10 Pages
                                                                   -    --
================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            TWI-OTV Holdings Inc.
                            13-4085995

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           a |_|
                                                                      b |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware

================================================================================
================================================================================

  NUMBER OF                 5         SOLE VOTING POWER                    0
   SHARES
BENEFICIALLY                --------- ------------------------------------------
  OWNED BY                  --------- ------------------------------------------
    EACH
  REPORTING                 6         SHARED VOTING POWER          1,110,821 (1)
   PERSON
    WITH                    --------- ------------------------------------------
                            --------- ------------------------------------------

                            7         SOLE DISPOSITIVE POWER               0

                            --------- ------------------------------------------
                            --------- ------------------------------------------

                            8         SHARED DISPOSITIVE POWER     1,110,821 (1)

================================================================================
================================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
            PERSON                                                 1,110,821 (1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*           |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)         1.3% (1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                             CO

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



1 Calculated pursuant to Rule 13d-3(d). The percentage is based on the number of shares of Class A ordinary shares of OpenTV outstanding on September 30, 2003 as reported in OpenTV's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

CUSIP No. G6754310                                            Page 6 of 10 Pages
                                                                   -    --

Item 1(a)         Name of Issuer

                           OpenTV Corp.
                  --------------------------------------------------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           275 Sacramento Street, San Francisco, CA 94111
                  --------------------------------------------------------------

Item 2(a)         Name of Person Filing:

                           Time Warner Inc.
                  --------------------------------------------------------------

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                           75 Rockefeller Plaza, New York, NY 10019
                  --------------------------------------------------------------

Item 2(c)         Citizenship:

                           Delaware
                  --------------------------------------------------------------

Item 2(d)         Title of Class of Securities:

                           Class A ordinary shares, no par value
                  --------------------------------------------------------------

Item 2(e)         CUSIP Number:

                           G6754310
                  --------------------------------------------------------------

Item 3. If This Statement is filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)          |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.

     (b)          |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)          |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

     (d)          |_| Investment company registered under Section 8 of the
                      Investment Company Act.

     (e)          |_| An investment adviser in accordance with Rule 13d-1
                      (b)(1)(ii)(E);

     (f)          |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

     (g)          |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);

     (h)          |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

     (i)          |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

     (j)          |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

CUSIP No. G6754310                                            Page 7 of 10 Pages
                                                                   -    --

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)               Amount beneficially owned:

                             2,540,193 (1)
                  --------------------------------------------------------------

(b)               Percent of Class:

                             2.9% (1)
                  --------------------------------------------------------------

(c)               Number of shares as to which such person has:


(i)               Sole power to vote or to direct the vote                     0
                                                          ----------------------

(ii)              Shared power to vote or to direct the vote       2,540,193 (1)
                                                            --------------------

(iii)             Sole power to dispose or to direct the disposition of        0
                                                                       ---------

(iv)              Shared power to dispose or to direct the disposition
                  of                                               2,540,193 (1)
                                                                  --------------

                    1 Calculated pursuant to Rule 13d-3(d). The percentage is based on the number of shares of Class A ordinary shares of OpenTV outstanding on September 30, 2003 as reported in OpenTV's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The 2,540,193 Class A ordinary shares include 1,429,372 shares held by America Online, Inc., a wholly owned direct subsidiary of Time Warner Inc., and 1,110,821 shares held by TWI-OTV Holdings Inc., a wholly owned indirect subsidiary of Time Warner Inc.

Item 5.           Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                    Except as otherwise disclosed in periodic public filings with the Securities and Exchange Commission, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    America Online, Inc. (a wholly owned direct subsidiary of Time Warner Inc.) - CO -- 1,429,372 shares

                    TWI-OTV Holdings Inc. (a wholly owned indirect subsidiary of Time Warner Inc.) - CO -- 1,110,821 shares

Item 8.           Identification and Classification of Members of the Group.

                    Not Applicable

Item 9.           Notice of Dissolution of Group.

                    Not Applicable

CUSIP No. G6754310                                            Page 8 of 10 Pages
                                                                   -    --

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

CUSIP No. G6754310                                            Page 9 of 10 Pages
                                                                   -    --


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2004
                                                    Time Warner Inc.


                                                    /s/ Wayne H. Pace
                                                    ----------------------------
                                                            (Signature)

                                                    Wayne H. Pace
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    ----------------------------
                                                            (Name/Title)


                                                    America Online, Inc.


                                                    /s/ Stephen M. Swad
                                                    ----------------------------
                                                           (Signature)

                                                    Stephen M. Swad
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    ----------------------------
                                                            (Name/Title)


                                                    Historic TW Inc.


                                                    /s/ Wayne H. Pace
                                                    ----------------------------
                                                            (Signature)

                                                    Wayne H. Pace
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    ----------------------------
                                                            (Name/Title)



                                                    TWI-OTV Holdings Inc.


                                                    /s/ Raymond G. Murphy
                                                    ----------------------------
                                                             (Signature)

                                                    Raymond G. Murphy
                                                    Vice President and Treasurer
                                                    ----------------------------
                                                             (Name/Title)

CUSIP No. G6754310                                           Page 10 of 10 Pages
                                                                  --    --



                                                                   EXHIBIT NO. 1

                             JOINT FILING AGREEMENT


     Time Warner Inc., a Delaware corporation, America Online, Inc., a Delaware corporation, Historic TW Inc., a Delaware corporation, and TWI-OTV Holdings
Inc., a Delaware corporation, each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G filed herewith, and any amendments thereto, relating to the shares of Class A Ordinary Shares, of OpenTV Corp. is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the date set forth below.

Dated:  February 12, 2004

                                             TIME WARNER INC.



                                             By:    /s/ Wayne H. Pace
                                                    ----------------------------
                                             Name:  Wayne H. Pace
                                             Title: Executive Vice President and
                                                    Chief Financial Officer



                                             AMERICA ONLINE, INC.



                                             By:    /s/ Stephen M. Swad
                                                    ----------------------------
                                             Name:  Stephen M. Swad
                                             Title: Executive Vice President and
                                                    Chief Financial Officer



                                             HISTORIC TW INC.



                                             By:    /s/ Wayne H. Pace
                                                    ----------------------------
                                             Name:  Wayne H. Pace
                                             Title: Executive Vice President and
                                                    Chief Financial Officer



                                             TWI-OTV HOLDINGS INC.



                                             By:    /s/ Raymond G. Murphy
                                                    ----------------------------
                                             Name:  Raymond G. Murphy
                                             Title: Vice President and Treasurer